Exhibit 99.B(d)(5)

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
MARR COMMODITY STRATEGY SUBSIDIARY LTD.

THIS AMENDMENT to the Investment Advisory Agreement for the MARR Commodity Strategy Subsidiary Ltd. (the “Company”) between the Company and SEI Investments Management Corporation (the “Adviser”) is made effective as of March 27, 2013 (this “Amendment”).

WHEREAS, the Company and the Adviser previously entered into an Investment Advisory Agreement dated as of March 27, 2013 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as discussed below to make a technical revision.

NOW, THEREFORE, the parties to this Amendment, intending to be legally bound, agree as follows:

1.             Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Agreement.

2.             Unless otherwise set forth herein, all provisions of the Agreement shall remain in effect.

3.             In the second paragraph of the Agreement’s recitals, “Dynamic Asset Allocation Fund” is hereby deleted and replaced with “Multi-Asset Real Return Fund.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed by their officers designated below as of the day and year first written above.

MARR Commodity Strategy Subsidiary Ltd.		SEI Investments Management Corporation

By:	/s/ Aaron C. Buser	By:	/s/ David F. McCann
	Aaron C. Buser		David F. McCann

Date:	9/23/2014	Date:	9/23/2014

Attest:	/s/ Jessica L. Holt	Attest:	/s/ Jessica L. Holt

Date:	9/23/2014	Date:	9/23/2014